Exhibit 99

     News About The New York Times Company
     229 West 43d Street, New York, NY 10036

     ___________________________________________________________________________

             For Immediate Release:
             Contact:  Nancy Nielsen 212-556-7078



             THE NEW YORK TIMES COMPANY
             TO ACQUIRE WTKR-TV, NORFOLK, VA.


             NEW YORK, Feb. 24 -- The New York Times Company and Narragansett Television, Inc., announced an agreement for the purchase by the Times Company of WTKR-TV, the CBS-affiliate which serves the Norfolk-Portsmouth-Newport News television market in Virginia. The announcement was made today by Arthur Ochs Sulzberger, chairman and chief executive officer of the Times Company and Jonathan M. Nelson, chairman of Narragansett Television.
                  "We are delighted to acquire WTKR-TV and become a part
             of the greater Norfolk community. This is an important step toward strengthening our position in electronic media," said Mr. Sulzberger. WTKR-TV will join the New York Times Company Broadcast Group, which is based in Memphis, Tennessee and consists of five network-affiliated stations, a video production company and two radio stations.
                  Mr. Nelson said, "WTKR is one of the outstanding
             television stations in the country. The station s community involvement and public service are second to none. We believe that with the Times Company as its new owners, the station will continue its tradition of offering excellent programming to its viewers and will remain an outstanding place to work."
                  Lance R. Primis, president and chief operating officer
             of the Times Company, added: "We see WTKR-TV as a perfect fit for the expansion of our television group. It is a strong station in a very attractive market. While Norfolk will be our biggest television market, we have operated very successfully in Memphis and Scranton, Penn., markets of similar size. We are confident that our operating strategy of emphasizing local news and local advertising will be equally successful in Norfolk."

                  WTKR-TV is a VHF station with a Designated Market Area
             (DMA) that ranks 39th nationally in total TV households, as measured by A.C. Nielsen. The market contains 625,000 television households in 24 counties around the Hampton Roads area of Virginia and North Carolina at the mouth of the Chesapeake Bay.
                  The terms of the agreement were not disclosed.  The
             closing is subject to regulatory approval.
                  The New York Times Company is a diversified media
             company with revenues of $2.4 billion in the following lines of business: newspapers, magazines, broadcasting, information services and forest products. In addition to operating the Broadcast Group, the Company publishes The New York Times, The Boston Globe and 28 regional newspapers, owns newspaper wholesalers in the New York City and Boston metropolitan areas and a one-half interest in the International Herald Tribune; publishes 10 sports/leisure magazines; operates a news, photo and graphics services and news and feature syndication, TimesFax, The New York Times Index, and licensing of electronic data bases and microfilm, CD-ROM products and the trademarks and copyrights of The Times; and has minority interests in one newsprint mill and one supercalendered paper mill.
                  The Company s Class A Common Stock is listed on the
             American Stock Exchange under the symbol NYT.A.



             -- February 24, 1995